FOR IMMEDIATE RELEASE	Exhibit 99.1
METTLER-TOLEDO INTERNATIONAL INC. REPORTS
FIRST QUARTER 2021 RESULTS

COLUMBUS, Ohio, USA – May 6, 2021 – Mettler-Toledo International Inc. (NYSE: MTD) today announced first quarter results for 2021. Provided below are the highlights:

•Reported sales increased 24% compared with the prior year. In local currency, sales increased 18% in the quarter as currency benefited reported sales growth by 6%.

•Net earnings per diluted share as reported (EPS) were $6.32, compared with $4.03 in the prior-year period. Adjusted EPS was $6.56, an increase of 64% over the prior-year amount of $4.00. Adjusted EPS is a non-GAAP measure, and a reconciliation to EPS is included on the last page of the attached schedules.

First Quarter Results

Patrick Kaltenbach, President and Chief Executive Officer, stated, "We have had an excellent start to the year with strong broad-based sales growth in all regions. China in particular had outstanding performance, and our results in the Americas and Europe were also better than expected. We capitalized on robust market demand and executed well to meet customer needs. Outstanding sales growth, combined with continued good cost control and the execution of our margin and productivity initiatives, resulted in excellent growth in Adjusted Operating Profit, Adjusted EPS and cash flow generation."

GAAP Results
EPS in the quarter was $6.32, compared with the prior-year amount of $4.03.

Compared with the prior year, total reported sales increased 24% to $804.4 million. By region, reported sales increased 15% in the Americas, 24% in Europe and 37% in Asia/Rest of World. Earnings before taxes amounted to $185.4 million, compared with $118.5 million in the prior year.

Non-GAAP Results
Adjusted EPS was $6.56, an increase of 64% over the prior-year amount of $4.00.
Compared with the prior year, total sales in local currency increased 18% as currency benefited sales growth by 6%. By region, local currency sales increased 14% in the Americas, 14% in Europe and 29% in Asia/Rest of World. Adjusted Operating Profit amounted to $210.7 million, a 49% increase from the prior-year amount of $141.3 million.

Adjusted EPS and Adjusted Operating Profit are non-GAAP measures. Reconciliations to the most comparable GAAP measures are provided in the attached schedules.

Outlook

The Company emphasized that forecasting continues to be challenging. Management cautions that market conditions are dynamic and changes to the business environment can happen quickly. Uncertainty remains surrounding the impact of COVID-19 on the global economic environment. The estimates include uncertainty and management acknowledges that market conditions are subject to change.

Based on today's assessment of market conditions, management anticipates local currency sales growth in 2021 will be in the range of 10% to 12%, and Adjusted EPS is forecasted to be in the range of $31.45 to $31.90, an increase of 22% to 24%. This compares with previous guidance of Adjusted EPS in the range of $29.20 to $29.80.

For the second quarter of 2021, based on current market conditions, the Company anticipates that local currency sales growth will be in the range of 19% to 21%, and Adjusted EPS is forecasted to be $7.50 to $7.65, a growth rate of 42% to 45%.

While the Company has provided an outlook for local currency sales growth and Adjusted EPS, it has not provided an outlook for reported sales growth or EPS as it would require an estimate of currency exchange fluctuations and non-recurring items, which are not yet known.

Conclusion

Kaltenbach concluded, "Our end markets have good momentum, and we are ideally positioned to capitalize on this growth potential by leveraging our Spinnaker sales and marketing initiatives, excellent product portfolio and outstanding service offering. The organization continues to demonstrate utmost resilience and agility in reacting and adapting to rapidly changing market conditions. Our focus remains serving our customer needs and gaining market share. We also continue to diligently implement our margin and productivity initiatives, which are important contributors to our results. Execution has always been a competitive advantage, and it is particularly important now given current market dynamics. We believe we can deliver very strong results in 2021."
Other Matters
The Company will host a conference call to discuss its quarterly results today (Thursday, May 6) at 5:00 p.m. Eastern Time. To hear a live webcast or replay of the call, visit the investor relations page on the Company’s website at www.mt.com/investors. The presentation referenced in the conference call will be located on the website prior to the call.

METTLER TOLEDO (NYSE: MTD) is a leading global supplier of precision instruments and services. We have strong leadership positions in all of our businesses and believe we hold global number-one market positions in most of them. We are recognized as an innovation leader and our solutions are critical in key R&D, quality control and manufacturing processes for customers in a wide range of industries including life sciences, food and chemicals. Our sales and service network is one of the most extensive in the industry. Our products are sold in more than 140 countries and we have a direct presence in approximately 40 countries. With proven growth strategies and a focus on execution, we have achieved a long-term track record of strong financial performance. For more information, please visit www.mt.com.

Statements in this press release which are not historical facts constitute “forward-looking statements” within the meaning of Section 27A of the U.S. Securities Act of 1933 and Section 21E of the U.S. Securities Exchange Act of 1934. You should not rely on forward-looking statements to predict our actual results. Our actual results or performance may be materially different than reflected in forward-looking statements because of various risks and uncertainties, including statements about expected revenue growth and long-term impacts of the COVID-19 pandemic. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential” or “continue.” We make forward-looking statements about future events or our future financial performance, including earnings and sales growth, earnings per share, strategic plans and contingency plans, growth opportunities or economic downturns, our ability to respond to changes in market conditions, customer demand, our competitive position, pricing, our supply chain, adequacy of our facilities, access to and the costs of raw materials, shipping and supplier costs, gross margins, planned research and development efforts and product introductions, capital expenditures, cash flow, tax-related matters, the impact of foreign currencies, compliance with laws, effects of acquisitions and the impact of the COVID-19 pandemic on our businesses. Our forward-looking statements may not be accurate or complete, and we do not intend to update or revise them in light of actual results. New risks also periodically arise. Please consider the risks and factors that could cause our results to differ materially from what is described in our forward-looking statements, including the uncertain duration and severity of the COVID-19 pandemic. See in particular “Factors Affecting Our Future Operating Results” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2020 and other reports filed with the SEC from time to time.

METTLER-TOLEDO INTERNATIONAL INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(amounts in thousands except share data)
(unaudited)

	Three months ended			Three months ended
	March 31, 2021		% of sales	March 31, 2020	% of sales
Net sales	$804,390	(a)	100.0	$649,162	100.0
Cost of sales	332,694		41.4	274,753	42.3
Gross profit	471,696		58.6	374,409	57.7

Research and development	39,272		4.9	34,387	5.3
Selling, general and administrative	221,752		27.6	198,744	30.6
Amortization	13,884		1.7	13,998	2.2
Interest expense	9,471		1.2	10,219	1.6
Restructuring charges	1,193		0.1	1,905	0.3
Other charges (income), net	710		0.1	(3,343)	(0.5)
Earnings before taxes	185,414		23.0	118,499	18.2

Provision for taxes	35,751		4.4	20,384	3.1
Net earnings	$149,663		18.6	$98,115	15.1

Basic earnings per common share:
Net earnings	$6.41			$4.08
Weighted average number of common shares	23,365,077			24,027,833

Diluted earnings per common share:
Net earnings	$6.32			$4.03
Weighted average number of common and common equivalent shares	23,685,665			24,353,477

Note:
(a)	Local currency sales increased 18% as compared to the same period in 2020.

RECONCILIATION OF EARNINGS BEFORE TAXES TO ADJUSTED OPERATING PROFIT

	Three months ended			Three months ended
	March 31, 2021		% of sales	March 31, 2020	% of sales
Earnings before taxes	$185,414			$118,499
Amortization	13,884			13,998
Interest expense	9,471			10,219
Restructuring charges	1,193			1,905
Other charges (income), net	710			(3,343)
Adjusted operating profit	$210,672	(b)	26.2	$141,278	21.8

Note:
(b)	Adjusted operating profit increased 49% as compared to the same period in 2020.

METTLER-TOLEDO INTERNATIONAL INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(amounts in thousands)
(unaudited)

	March 31, 2021	December 31, 2020

Cash and cash equivalents	$106,654	$94,254
Accounts receivable, net	574,418	593,809
Inventories	321,341	297,611
Other current assets and prepaid expenses	77,795	71,230
Total current assets	1,080,208	1,056,904

Property, plant and equipment, net	780,166	798,868
Goodwill and other intangible assets, net	939,332	747,055
Other non-current assets	228,662	211,722
Total assets	$3,028,368	$2,814,549

Short-term borrowings and maturities of long-term debt	$52,505	$50,317
Trade accounts payable	189,289	175,801
Accrued and other current liabilities	600,015	614,209
Total current liabilities	841,809	840,327

Long-term debt	1,561,054	1,284,174
Other non-current liabilities	422,862	407,373
Total liabilities	2,825,725	2,531,874

Shareholders’ equity	202,643	282,675
Total liabilities and shareholders’ equity	$3,028,368	$2,814,549

METTLER-TOLEDO INTERNATIONAL INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(amounts in thousands)
(unaudited)

	Three months ended
	March 31,
	2021	2020
Cash flow from operating activities:
Net earnings	$149,663	$98,115
Adjustments to reconcile net earnings to
net cash provided by operating activities:
Depreciation	10,943	10,133
Amortization	13,884	13,998
Deferred tax benefit	(5,068)	(3,718)
Other	4,575	4,395
Decrease in cash resulting from changes in
operating assets and liabilities	(15,120)	(57,408)
Net cash provided by operating activities	158,877	65,515
Cash flows from investing activities:
Purchase of property, plant and equipment	(24,605)	(18,835)
Acquisitions	(185,074)	(5,610)
Net hedging settlements on intercompany loans	18,226	(10,008)
Net cash used in investing activities	(191,453)	(34,453)
Cash flows from financing activities:
Proceeds from borrowings	827,991	832,268
Repayments of borrowings	(523,146)	(551,319)
Proceeds from exercise of stock options	5,049	7,135
Repurchases of common stock	(262,500)	(200,000)
Other financing activities	(714)	(800)
Net cash provided by financing activities	46,680	87,284

Effect of exchange rate changes on cash and cash equivalents	(1,704)	(2,546)

Net increase in cash and cash equivalents	12,400	115,800
Cash and cash equivalents:
Beginning of period	94,254	207,785
End of period	$106,654	$323,585

RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO ADJUSTED FREE CASH FLOW

Net cash provided by operating activities	$158,877	$65,515
Payments in respect of restructuring activities	4,573	1,626
Payments for acquisition costs	117	—
Purchase of property, plant and equipment	(24,605)	(18,835)
Adjusted free cash flow	$138,962	$48,306

METTLER-TOLEDO INTERNATIONAL INC.
OTHER OPERATING STATISTICS

SALES GROWTH BY DESTINATION
(unaudited)

	Europe	Americas		Asia/RoW		Total
U.S. Dollar Sales Growth
Three Months Ended March 31, 2021	24%	15%		37%		24%

Local Currency Sales Growth
Three Months Ended March 31, 2021	14%	14%		29%		18%

RECONCILIATION OF DILUTED EPS AS REPORTED TO ADJUSTED DILUTED EPS
(unaudited)

		Three months ended
		March 31,
		2021		2020		% Growth
EPS as reported, diluted		$6.32		$4.03		57%

Purchased intangible amortization, net of tax		0.12	(a)	0.12	(a)
Restructuring charges, net of tax		0.04	(b)	0.06	(b)
Acquisition costs, net of tax		0.10	(c)	—
Income tax expense		(0.02)	(d)	(0.21)	(d)

Adjusted EPS, diluted		$6.56		$4.00		64%

Notes:
(a)	Represents the EPS impact of purchased intangibles amortization of $3.8 million ($2.9 million after tax) and $3.7 million ($2.8 million after tax) for the three months ended March 31, 2021 and 2020, respectively.
(b)	Represents the EPS impact of restructuring charges of $1.2 million ($1.0 million after tax) and $1.9 million ($1.5 million after tax) for the three months ended March 31, 2021 and 2020, respectively, which primarily include employee related costs.
(c)	Represents the EPS impact of acquisition costs of $2.8 million ($2.3 million after tax) for the three months ended March 31, 2021.
(d)	Represents the EPS impact of the difference between our quarterly and estimated annual tax rate before non-recurring discrete items during the three months ended March 31, 2021 due to the timing of excess tax benefits associated with stock option exercises.

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